UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 15, 2016

PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-07832	75-1729843
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
100 Pier 1 Place, Fort Worth, Texas 76102
(Address of principal executive offices, including zip code)

817-252-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously reported in a Form 8-K dated April 7, 2016, the Compensation Committee and Board of Directors of Pier 1 Imports, Inc. (the “Company”) approved the fiscal year 2017 long-term restricted stock incentive awards.  Each of the Company’s named executive officers, other than its President and Chief Executive Officer, received approximately 40% of their fiscal year 2017 long-term equity incentive award on April 15, 2016.  These awards vest approximately one-third per year on the anniversary date of the grant, subject to employment on the date of vesting and other terms of the award agreement.
As previously reported in the April 7, 2016 Form 8-K, Alexander W. Smith, the Company’s President and Chief Executive Officer, informed the Compensation Committee and the Board of Directors that he will not be accepting an equity award in fiscal year 2017.  Mr. Smith stated that he believes his substantial ownership of the Company’s common stock sufficiently aligns his interests with other shareholders and continues to motivate him to enhance the value of the Company.  The Compensation Committee and the Board of Directors believe Mr. Smith’s decision to voluntarily reduce his compensation demonstrates accountable leadership and is a productive step towards alignment of chief executive officer compensation with that of the other named executive officers.

Information regarding such long-term equity incentive awards for the named executive officers is set forth in Exhibit 10.1 and the form of the Company’s restricted stock award agreement for these grants is attached as Exhibit 10.2.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Summary of Long-Term Equity Incentive Awards (Restricted Stock Time-Based Vesting) for the named executive officers.

10.2	Form of Restricted Stock Award Agreement – April 15, 2016 Time-Based Award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date: April 21, 2016	By:	/s/ Michael A. Carter
Michael A. Carter, Senior Vice President
Compliance and General Counsel, Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Summary of Long-Term Equity Incentive Awards (Restricted Stock Time-Based Vesting) for the named executive officers.

10.2	Form of Restricted Stock Award Agreement – April 15, 2016 Time-Based Award.